As filed with the Securities and Exchange Commission on March 31, 1998.

                                                  Registration No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                    FORM S-8
             Registration Statement Under The Securities Act of 1933

                          STORAGE COMPUTER CORPORATION
             (Exact name of registrant as specified in its charter)

Delaware                                                 02-0450593
(State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                        Identification No.)

                               11 Riverside Street
                        Nashua, New Hampshire 03062-1373
                                 (603) 880-3005
          (Address, including zip code, of principal executive offices)

                      Storage Computer 401(k) Savings Plan
                            (Full title of the plan)

                             Theodore J. Goodlander
                      President and Chief Executive Officer
                          Storage Computer Corporation
                               11 Riverside Street
                        Nashua, New Hampshire 03062-1373
                     (Name and address of agent for service)
                                 (603) 880-3005
          (Telephone number, including area code, of agent for service)

                                   copies to:
                             Thomas A. Wooters, Esq.
                             Gregory L. White, Esq.
                              Peabody & Arnold LLP
                                 50 Rowes Wharf
                                Boston, MA 02110


                         CALCULATION OF REGISTRATION FEE


                                                                                Proposed
                                                            Proposed            maximum            Amount
Title of                     Amount                         maximum             aggregate          of
securities                   to be                          offering price      offering           registration
to be registered (1)         registered (2)                 per share (3)       price              fee
-----------------------------------------------------------------------------------------------------

Common Stock,                75,000 shares                  $6.8125             $510,938           $151.00
par value $.001
per share
---------------------------------------------------------------------------------------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement ("Registration Statement") also covers an indeterminate amount of interests to be offered or sold pursuant to the Storage Computer 401(k) Savings Plan (the "Plan").

(2) The amount of shares registered hereunder is based upon an estimate of the number of shares of common stock, $.001 par value per share ("Common Stock"), to be issued pursuant to the Plan. In addition, pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may become issuable pursuant to stock splits, stock dividends or similar transactions.

(3) Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(c) and (h), on the basis of the average of the high and low prices of the Common Stock, approximately $7.00 and $6.625, respectively, as reported on the American Stock Exchange on March 27, 1998.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.      INCORPORATION OF DOCUMENTS BY REFERENCE.

             The following documents filed by Storage Computer Corporation (the "Company") with the Securities and Exchange Commission are incorporated in this Registration Statement by reference:

                     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997; and

                     (b) The description of the Company's Common Stock, $.001 par value per share, contained in the Company's Registration Statement on Form 8-A, including any amendment or report filed for the purpose of updating such description.

             All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated herein by reference and constitute a part hereof from their respective dates of filing.

ITEM 4.      DESCRIPTION OF SECURITIES.

             Not applicable.

ITEM 5.      INTERESTS OF NAMED EXPERTS AND COUNSEL.

             The legality of the securities offered hereby will be passed upon for the Company by Peabody & Arnold LLP, 50 Rowes Wharf, Boston, Massachusetts 02110. Thomas A. Wooters, a partner in Peabody & Arnold LLP, is the Secretary of the Company. On September 1, 1992, the Company issued options to purchase 10,000 shares of the Company's Common Stock to Peabody & Arnold LLP at a price of $.10 per share.

ITEM 6.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

             Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify a director, officer, employee or agent against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in respect of or in successful defense of any action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

             As permitted by amendments to the DGCL effective in 1986, the Company has included a provision in its Certificate of Incorporation that, subject to certain limitations, eliminates the ability of the Company and its stockholders to recover monetary damages from a director of the Company for a breach of fiduciary duty as a director. Pursuant to Article TENTH of the Company's Certificate of Incorporation, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that Article TENTH shall not eliminate or limit a director's liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval by the stockholders of Article TENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time.

             Any repeal or modification of Article TENTH shall not increase the personal liability of any director of the Company for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

ITEM 7.      EXEMPTION FROM REGISTRATION CLAIMED.

             Not applicable.

ITEM 8.      EXHIBITS.

EXHIBIT NO.            EXHIBIT

*4.1.        Storage Computer 401(k) Savings Plan Summary Plan Description.

*5.1.        Opinion of Peabody & Arnold LLP regarding legality.

*23.1.       Consent of Richard A. Eisner & Company, LLP.

*23.2.       Consent of Peabody & Arnold LLP (included in its opinion filed as
             Exhibit 5.1).

*24.1.       Power of Attorney (contained in signature page).
------------------------------
*Filed herewith.

             The Company has submitted or will submit the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

ITEM 9.  UNDERTAKINGS

             (a)  The Company hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events
              arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                      (iii) To include any material information with respect to
              the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Nashua, State of New Hampshire, on this 31st day of March, 1998.

                                 STORAGE COMPUTER CORPORATION


                                 By:  /S/ THEODORE J. GOODLANDER
                                 -------------------------------
                                 Theodore J. Goodlander
                                 Chief Executive Officer, President and Director



             Pursuant to the requirements of the Securities Act of 1933, the trustees of the Plan have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Nashua, State of New Hampshire, on this 31st day of March, 1998.

                                 STORAGE COMPUTER 401(K) SAVINGS PLAN


                                 By:  /S/ THEODORE J. GOODLANDER
                                 -------------------------------
                                 Theodore J. Goodlander, Trustee of the Plan

                                POWER OF ATTORNEY

             The undersigned directors of Storage Computer Corporation hereby severally constitute and appoint Theodore J. Goodlander our true and lawful attorney-in-fact and agent with full power of substitution, to execute in our name and behalf in the capacities indicated below any and all amendments to this Registration Statement to be filed with the Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact and agent shall lawfully do or cause to be done by virtue thereof.

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities and on the dates indicated.


SIGNATURE                            TITLE                                      DATE


 /S/ THEODORE J. GOODLANDER          Chief Executive Officer, President and     March 31, 1998
 --------------------------          Director (Principal Executive Officer)
Theodore J. Goodlander

/S/ JAMES C. LOUNEY                  Chief Financial Officer                    March 31, 1998
-------------------                  (Principal Accounting Officer)
James C. Louney

/S/ SHIGEHO INAOKA                   Director                                   March 31, 1998
Shigeho Inaoka

/S/ STEVEN S. CHEN                   Director                                   March 31, 1998
------------------
Steven S. Chen

                                INDEX TO EXHIBITS


EXHIBIT NO.                          EXHIBIT

4.1               Storage Computer 401(k) Savings Plan Summary Plan Description.

5.1               Opinion of Peabody & Arnold LLP regarding legality.

23.1              Consent of Richard A. Eisner & Company, LLP.

23.2 Consent of Peabody & Arnold LLP (included in its opinion filed as Exhibit 5.1).

24.1              Power of Attorney (contained in signature page).